KEVIN COOK NAMED CHIEF FINANCIAL OFFICER
JOSEPH MAHAFFEE NAMED CHIEF ADMINISTRATIVE OFFICER
Retirements announced for Samuel Strickland and John M. McConnell
McLean, Virginia; January 31, 2014 – Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton Inc., today announced that Kevin L. Cook has been named Chief Financial Officer and Treasurer, effective July 1, 2014. Cook was elected Chief Financial Officer and Treasurer by Booz Allen’s Board of Directors, which also accepted the retirement requests by current Chief Financial and Administrative Officer Samuel R. Strickland, effective June 30, 2014, and Vice Chairman John M. (Mike) McConnell, effective June 30, 2014. Additionally, Booz Allen announced that Joseph W. Mahaffee will assume the position of Chief Administrative Officer, effective July 1, 2014.
“Booz Allen has been served by talented, values-based leaders over our 100-year history, and Mike McConnell and Sam Strickland stand among the most respected,” said Chairman & Chief Executive Officer Ralph W. Shrader. “I’ve been impressed throughout my long tenure with the firm with the depth of our leadership, and with how well the next generation of leaders builds on those who came before, and takes the firm ably into the future. Mike and Sam have spent years building the firm’s capabilities and mentoring the next generation. Sam has led our firm through significant changes in capital structure and market conditions. Mike is one of the world’s leading cyber experts, and has contributed immeasurably to our nation and the firm.”
“I’ve known and worked with Kevin Cook for 20 years, have the utmost confidence in him, and look forward to working with him as CFO,” Shrader said. “Joe Mahaffee has been with Booz Allen for more than 25 years, is a proven leader in both staff and line positions, and will serve us well as Chief Administrative Officer.”
Cook, 58, joined the firm initially in 1986 and returned in 2003 after spending 7 years as senior vice president of client development for JAMIS Software. At Booz Allen, Cook is currently Senior Vice President and Corporate Controller, responsible for the firm’s financial statements and financial operations as well as tax, treasury, SEC reporting, Sarbanes-Oxley compliance related to financial operations, and corporate forecasting. During his tenure with the firm, he has also managed Booz Allen’s shared services operations. Cook received his B.S. degree with a concentration in Accounting from Towson University in 1977, and an MBA with a concentration in Management, in 1981 from the University of Baltimore. In 1982, he became a Certified Public Accountant (CPA) in the State of Maryland.
Mahaffee, 56, joined Booz Allen in 1981, and is currently Executive Vice President and Chief Information Security Officer. He has more than 34 years of experience in cybersecurity, communications, and information assurance. Mahaffee currently leads the firm’s information services, security services, and shared services operational teams. He and Mr. Cook co-lead the firm’s IT Operating Group in directing strategic information technology decisions that impact the business operations. Prior to joining Booz Allen, Mr. Mahaffee was an information security engineer with the Department of Defense. He holds a B.S. degree in electrical engineering from Clemson University and an M.S. degree in electrical engineering from Johns Hopkins University.
Strickland will step down as Chief Financial and Administrative Officer and Treasurer, and also from his position on Booz Allen’s Board of Directors when he retires on June 30, 2014. He has served on Booz Allen’s Board and as CFO since 2008, and has served as the firm’s Chief Administrative Officer since 1996. McConnell has been Vice Chairman since 2011, and previously was Executive Vice President and Senior Vice President. He joined Booz Allen in 1996, and left to serve as US Director of National Intelligence from 2007 to 2009. Both McConnell and Strickland will continue to be associated with Booz Allen as senior executive advisors after they retire from full-time leadership positions.
About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs approximately 23,000 people, and had revenue of $5.76 billion for the 12 months ended March 31, 2013.